EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

V.I. Technologies, Inc.

We consent to the use of our report dated February 21, 2003, except for Note 1, which is as of March 25, 2003 with respect to the consolidated balance sheets of V.I. Technologies, Inc. as of December 28, 2002 and December 29, 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2002, incorporated herein by reference, and to the reference of our firm under the heading “Experts” in this registration statement.

Our report dated February 21, 2003 except for Note 1, which is as of March 25, 2003 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations, and its current cash balances and available borrowings under its revolving credit facility as of December 28, 2002 are not sufficient to support its operations over the next fiscal year. Accordingly, this raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

January 5, 2004